EXHIBIT 99.1
Spirit Airlines Reports October 2015 Traffic

MIRAMAR, Fla., (November 9, 2015) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for October 2015.

Traffic (revenue passenger miles) in October 2015 increased 29.0 percent versus October 2014 on a capacity (available seat miles) increase of 33.2 percent. Load factor for October 2015 was 83.5 percent, a decrease of 2.7 percentage points compared to October 2014. Spirit's preliminary systemwide completion factor for October 2015 was 99.4 percent.
The following table summarizes Spirit's traffic results for October and year-to-date 2015, compared to prior year periods.

	October 2015	October 2014	Change
Revenue passenger miles (RPMs) (000)	1,538,686	1,192,863	29.0%
Available seat miles (ASMs) (000)	1,843,544	1,384,459	33.2%
Load factor	83.5%	86.2%	(2.7) pts
Passenger flight segments	1,521,961	1,205,150	26.3%
Average stage length (miles)	993	965	2.9%
Total departures	10,973	8,738	25.6%

	YTD 2015	YTD 2014	Change
Revenue passenger miles (RPMs) (000)	14,806,000	11,645,451	27.1%
Available seat miles (ASMs) (000)	17,384,302	13,352,090	30.2%
Load factor	85.2%	87.2%	(2.0) pts
Passenger flight segments	14,792,706	11,789,466	25.5%
Average stage length (miles)	983	978	0.5%
Total departures	106,213	84,165	26.2%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 350 daily flights to 56 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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